PURCHASE AGREEMENT

            This Agreement is made as of September 26, 1997, by and among Ivaco Inc., a corporation organized under the Canada Business Corporations Act ("IVACO"), LCL Holdings I, LLC, a Delaware limited liability company ("Holdings I "), Midwest Holdings, Inc., a Delaware corporation ("Purchaser"), and Birmingham Steel Corporation, a Delaware corporation ("BSC").

            WHEREAS, LCL Holdings II, LLC, a Delaware limited liability company ("Holdings II"), owns 1,009,325 shares of common stock, par value $0.01 per share (the "LACLEDE COMMON STOCK"), of Laclede Steel Company, a Delaware corporation ("LACLEDE"), and 183,334 shares of Series A Preferred Stock, no par value (the "LACLEDE PREFERRED STOCK"), of Laclede (the shares of Laclede Common Stock and Laclede Preferred Stock owned by Holdings II are collectively referred to as the "BSC LACLEDE SHARES");

            WHEREAS, Holdings I owns 1,009,325 shares of Laclede Common Stock and 183,333 shares of Laclede Preferred Stock (the shares of Laclede Common Stock and Laclede Preferred Stock owned by Holdings I are collectively referred to as the "IVACO LACLEDE SHARES" and the Laclede Common Stock owned at any time by Ivaco, Holdings I or any other Affiliate (as such term is defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of Ivaco (collectively, the "Ivaco Entities") and any Laclede Common Stock issued upon conversion of the Laclede Preferred Stock owned at any time by an Ivaco Entity are collectively referred to as the "Ivaco Laclede Common Shares");

            WHEREAS, Ivaco owns all of the membership interests of each of Holdings II (the "HOLDINGS II EQUITY INTERESTS") and Holdings I ;

            WHEREAS, Purchaser is a wholly-owned subsidiary of BSC;

            WHEREAS, Purchaser desires to purchase, and Ivaco desires to sell, the Holdings II Equity Interests on the terms and conditions set forth herein;

            WHEREAS, Holdings I, Ivaco, BSC and Purchaser desire to enter into an agreement, to be specifically enforceable, pursuant to which they agree to vote the Ivaco Laclede Common Shares as directed by Purchaser to the extent set forth herein;

            WHEREAS, Holdings I desires to enter into and grant the rights to Purchaser contained in the irrevocable proxy attached hereto as Exhibit A (the "PROXY"); and

            WHEREAS, the Board of Directors or Manager (as the case may be) of each of Holdings I, Ivaco, BSC and Purchaser has approved this transaction upon the terms, conditions and provisions hereinafter set forth.

            NOW, THEREFORE, in consideration of the premises and of the respective representations and warranties hereinafter set forth and the respective covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

            1. PURCHASE AND SALE. Purchaser hereby purchases from Ivaco, and Ivaco hereby sells to Purchaser, the Holdings II Equity Interests for a purchase price of $14,953,288 (the "PURCHASE PRICE"). Simultaneously with the execution of this Agreement, the Purchase Price is being paid by Purchaser to Ivaco by [cashier's check].

            2. VOTING AGREEMENT. (a) Ivaco and Holdings I hereby agree to vote (the "Voting Agreement") any and all Ivaco Laclede Common Shares in accordance with the written directions of Purchaser on any matter submitted to the shareholders of Laclede until such time as Purchaser and its Affiliates beneficially own in the aggregate a number of shares of Laclede Common Stock less than the lesser of (i)
1.3 million shares of Laclede Common Stock, (ii) the number of shares of Laclede Common Stock beneficially owned in the aggregate by the Ivaco Entities or (iii) if the U.S. generally accepted accounting principles ("GAAP") governing consolidation of subsidiaries is changed after the date hereof or if there is a revised interpretation by the Securities and Exchange Commission or otherwise applicable to BSC of existing U.S. GAAP governing consolidation of subsidiaries which, in either case, reduce the threshold number of shares of Laclede Common Stock that would require BSC to consolidate Laclede under GAAP (collectively, a "GAAP Modification"), the maximum number of shares of Laclede Common Stock that could be beneficially owned by the Purchaser and BSC in the aggregate that would not result in BSC being required to consolidate Laclede under U.S. GAAP. Notwithstanding the foregoing, the Voting Agreement shall not apply to transactions or matters in which BSC or any of its Affiliates has a direct or indirect interest (other than its interest as a stockholder of Laclede generally). In order to ensure the voting of the Ivaco Laclede Common Shares in accordance with this Agreement, simultaneously with the execution of this Agreement, Holdings I has executed the Proxy, granting to Purchaser the irrevocable right to vote or execute and deliver stockholders written consents, in respect of all of the Ivaco Laclede Common Shares. It is understood and agreed that such proxy is intended to be, and is, irrevocable and coupled with Purchaser's interest in Laclede and the BSC Laclede Shares and the voting authority contemplated to be exercised by Purchaser pursuant to this Agreement and is thereby irrevocable, subject to the terms of this Agreement. In the event that for any reason or under any circumstances, other than Purchaser's breach of a material provision of this Agreement or the expiration of the Proxy in accordance with its terms and the terms of this Agreement, the Proxy shall be held to be invalid, or the vote by Purchaser of the Ivaco Laclede Common Shares is challenged, then the applicable Ivaco Entity shall take any and all actions reasonably necessary in order for it to vote the Ivaco Laclede Common Shares, or execute written shareholders consents in lieu thereof, as directed in writing by Purchaser. The Voting Agreement shall not limit the ability of any Ivaco Entity to transfer any Ivaco Laclede Common Shares, it being understood that after any such transfer, the Voting Agreement and the Proxy shall be valid only with respect to the remaining Ivaco Laclede Common Shares then owned by such Ivaco Entity and its Affiliates. Purchaser shall not have the right until September 24, 1998, to cancel the Proxy and the Voting Agreement as to any and all of the Ivaco Laclede Common Shares (subject to the Proxy and the Voting Agreement expiring in accordance with the terms of this Agreement and the Proxy).

            (b) For purposes of determining beneficial ownership under this Agreement, (i) any shares of Laclede Preferred Stock beneficially owned by any person shall be deemed to be converted into Laclede Common Stock and (ii) beneficial ownership shall be determined in accordance with the provisions of Rule 13d-3 promulgated under the Exchange Act.

            3. JOINT REPRESENTATIONS AND WARRANTIES OF BSC AND
PURCHASER. BSC and Purchaser hereby jointly represent and warrant to Holdings I and Ivaco as follows:

            (a) Each of BSC and Purchaser is duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware.

            (b) Each of BSC and Purchaser has full power and authority to execute this Agreement and to perform its obligations hereunder. The execution, delivery and performance by BSC and Purchaser of this Agreement have been duly authorized by all requisite action on the part of BSC and Purchaser. This Agreement has been duly and validly executed and delivered by BSC and Purchaser and constitutes the valid and binding obligation of BSC and Purchaser enforceable against BSC and Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

            (c) Other than as contemplated by this Agreement, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) result in the breach of, conflict with, constitute a default under, or result in the termination or acceleration of (whether after the filing of notice or lapse of time or both), any agreement, instrument of indebtedness or other obligation to which BSC or Purchaser is a party or by which either of them is bound or to which any of their securities or assets is subject, or result in the creation of any lien, encumbrance or claim upon said securities or assets, (ii) violate any provision of BSC or Purchaser's constituting documents, or (iii) contravene or violate any law, rule or regulation or any order, writ, judgment, injunction or decree to which BSC or Purchaser is subject.

            (d) No consent, license, approval or authorization of any governmental body, authority, bureau or agency is required on the part of BSC, Purchaser or any of their Affiliates in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated herein.

            (e) Except for 20,000 shares of Laclede Common Stock, neither BSC, the Purchaser nor any of their Affiliates beneficially own any shares of Laclede Common Stock or Laclede Preferred Stock or any other securities of Laclede.

            (f) Purchaser and its Affiliates are and will remain in compliance with all laws and regulations applicable to the subject matter of this Agreement.

            4. JOINT REPRESENTATIONS AND WARRANTIES OF HOLDINGS I AND Ivaco. Holdings I and Ivaco hereby jointly represent and warrant to BSC and Purchaser as follows:

            (a) Ivaco is a corporation duly organized, validly existing and in good standing under the laws of Canada. Each of Holdings II and Holdings I is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Holdings II and Holdings I has full power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

            (b) Each of Holdings I and Ivaco has full power and authority to execute this Agreement and, in the case of Holdings I, the Proxy and to perform its respective obligations hereunder and, in the case of Holdings I, under the Proxy. The execution, delivery and performance by Holdings I and Ivaco of this Agreement, and, in the case of Holdings I , the Proxy have been duly authorized by all requisite action on the part of Holdings I and Ivaco. This Agreement and, in the case of Holdings I, the Proxy have been duly and validly executed and delivered by Holdings I and Ivaco and constitute the valid and binding obligations of Holdings I and Ivaco, as applicable, enforceable against Holdings I and Ivaco in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

            (c) The total outstanding membership interests (or stock) of Holdings II consist of the Holdings II Equity Interests. Upon the transfer of the Holdings II Equity Interests to Purchaser as contemplated by this Agreement, Purchaser shall own full legal and equitable title to the Holdings II Equity Interests free and clear of any liens, adverse claims, pledges or encumbrances of any nature whatsoever (other than any such lien, claim, pledge or encumbrance created by Purchaser). Other than the Holding II Equity Interest owned by IVACO, no equity rights exist, nor have any equity rights ever existed, in Holdings II. Holdings II has no obligations, contracts or agreements with any party.

            (d) Other than as contemplated by the Proxy or this Agreement, the execution and delivery of the Proxy and this Agreement and the consummation of the transactions contemplated thereby and hereby will not (i) result in the breach of, conflict with, constitute a default under, or result in the termination or acceleration of (whether after the filing of notice or lapse of time or both), any agreement, instrument of indebtedness or other obligation to which Holdings II, Holdings I or Ivaco is a party or by which any of them is bound or to which any of their respective securities or assets is subject, or result in the creation of any lien, encumbrance or claim upon said securities or assets, (ii) violate any provision of Holdings II's, Holdings I 's or Ivaco's constituting documents, or (iii) contravene or violate any law, rule or regulation or any order, writ, judgment, injunction or decree to which Holdings II, Holdings I or Ivaco is subject.

            (e) For United States federal income tax purposes, Holdings II has not elected under treasury regulation 301.7701-3 to be classified as a corporation. Holdings II has not owned any assets other than the BSC Laclede Shares.

            (f) No consent, license, approval or authorization of any governmental body, authority, bureau or agency, is required on the part of Ivaco, Holding I or any of their Affiliates in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated herein.

            (g) Except as disclosed in the preamble to this Agreement, neither Ivaco nor its Affiliates beneficially own any shares of Laclede Common Stock or Laclede Preferred Stock or any other securities of Laclede.

            (h) Ivaco and its Affiliates are and will remain in compliance with all laws and regulations applicable to the subject matter of this Agreement.

            (i) Holdings II does not have, and has never had, any liabilities or obligations except as imposed upon Holdings II solely by law or as contemplated by this Agreement. Holdings II (i) owns full legal and equitable title to the BSC Laclede Shares free and clear of any and all liens, adverse claims, pledges or encumbrances of any kind whatsoever and (ii) does not have, and has never had, any assets other than the BSC Laclede Shares.

            (j) The Proxy effectively transfers to Purchaser all of the voting rights of the Ivaco Laclede Common Shares to the extent contemplated by the terms of the Proxy.

            (k) Since October 1, 1996, Ivaco has not received any non-public information concerning Laclede which, if such information had been made public prior to the date hereof, would reasonably be expected to have a material adverse effect on the present market price of the Laclede Common Stock; provided that BSC and Purchaser acknowledge that (i) they are fully aware of the present situation between Laclede and its labor union with respect to the contract that is scheduled to expire on September 30, 1997 and acknowledge that a labor strike or other work stoppage is a possibility when such contract expires and that any such strike or work stoppage could have a material adverse effect on Laclede, and (ii) this representation shall have no further force or effect on and after December 31, 1998. For purposes of this representation, the term "public" shall refer to information that (i) is publicly available, (ii) has been made available to securities analysts, (iii) is information that a person sophisticated in the businesses in which Laclede operates would reasonably be expected to know or (iv) is information in respect of which BSC has actual knowledge.

            5. COVENANTS OF IVACO AND HOLDINGS I. (a) Ivaco and
Holdings I covenant and agree with Purchaser that the Proxy will be and remain irrevocable until the Proxy terminates in accordance with its terms.

            (b) Ivaco agrees that no Ivaco Entity shall transfer all or any portion of its respective ownership interest in Holdings I or the Ivaco Laclede Shares (in each instance, the "Interest") except in accordance with the terms of this Section 5(b). Any transfer or purported transfer of such Interest not made in accordance with this Section shall be null and void. For this purpose, the term "transfer" shall be deemed to refer to a transaction by which an Ivaco Entity transfers, in whole or in part, its Interest (other than the right solely to receive distributions) to any other person (other than any Affiliate of Ivaco, in which case Ivaco and such Affiliate transferee shall give Purchaser notice of such transfer within three days thereafter and such Affiliate transferee, as a part of such transfer, shall agree to be bound by all the terms and conditions of this Agreement relating to the Interest). The term transfer includes a sale, assignment, exchange or other disposition. An Ivaco Entity shall have the right to transfer its respective Interest in accordance with the following provisions:

            (I) Until September 24, 1998, no Ivaco Entity shall transfer all or any portion of its Interest (other than to an Affiliate).

            (II) Commencing on September 24, 1998, and through September 23, 2002, in the event that an Ivaco Entity receives a bonafide written offer (an "Offer") to purchase its Interest from such third party, the Ivaco Entity shall provide Purchaser with a copy of such offer. If the Ivaco Entity desires to sell any Ivaco Laclede Shares on any securities market on which the Laclede Common Stock is then traded (an "Open Market Sale"), the Ivaco Entity shall give Purchaser written notice (an "Open Market Notice") of such intent. Purchaser shall have three (3) business days from the receipt of such Offer or intent to sell in an Open Market Sale to give notice to the Ivaco Entity, (i) waiving its right to purchase the Interest and consenting to such transfer or (ii) electing (the "Election") to purchase the Interest of the Ivaco Entity, in the case of an Offer, upon the terms set forth in such Offer or, in the case of an intent to sell in an Open Market Sale, at the closing market price of Laclede Common Stock on the day prior to the date of the Open Market Notice. Notwithstanding anything in this provision to the contrary, Purchaser shall not have the right to exercise the Election to the extent that, upon acquisition of the Interest subject to the Election, Purchaser, BSC and their Affiliates would beneficially own in the aggregate on a fully diluted basis more than 49% of the outstanding shares of Laclede Common Stock. A notice of an Election shall set forth the time, place and date not less than three (3) business days and not more than five
(5) business days thereafter for the closing of such purchase. If Purchaser does not give the Ivaco Entity notice in a timely fashion either giving its consent to such transfer or electing to purchase the Interest, or fails to consummate timely such purchase in accordance with this Section, the Ivaco Entity shall have the right, in the case of an Offer, to consummate a transfer of its Interest to such third party named in and upon terms no less favorable than those contained in the Offer or, in the case of an intent to sell in an Open Market Sale, to sell the Ivaco Laclede Shares in an Open Market Sale and Purchaser shall be deemed to have consented in writing to any such transaction. Notwithstanding the above, to the extent Purchaser is required to comply with the notification provisions of the Hart-Scott-Rodino Anti-trust Improvements Act of 1976, as amended (the "HSR Act"), in connection with the purchase of any of the Interests, the closing of the purchase in respect of the portion of such Interest for which such notification is required shall be postponed until the day on which all applicable waiting periods under the HSR Act has expired (or early termination has been granted); provided, however, that if such waiting periods have not expired by the 90th day after Purchaser has received written notice of an Offer or an intent to sell in an Open Market Sale, the applicable Ivaco Entity shall thereafter be free to sell all or any portion of the Interest subject to such notice without restriction.

            (III) After September 23, 2002, the Ivaco Entities shall be free to sell all or any portion of their Interests without restriction. Each of the parties hereto agree that any violation of the rights provided in this Section 5 cannot be compensated for by damages and Purchaser shall have the right to obtain specific performance of such rights in any court of competent jurisdiction in the event of any such violation thereof. For purposes of this Agreement, a business day shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Montreal, Canada or Birmingham, Alabama are authorized or required by law to close.

            (c) As soon as practicable after the date of this Agreement, pursuant to Section 11 of the Registration Rights Agreement (the "Registration Rights Agreement"), dated July 30, 1996, between Laclede, Ivaco and certain other purchasers specified therein, Ivaco shall furnish to Laclede in writing the name and address of Holdings II in order to assign the Registration Rights (as defined in the Registration Rights Agreement) attaching to the Laclede Preferred Stock owned by Holdings II. Ivaco or Holdings I shall take similar action in the event any additional shares of Laclede Preferred Stock are transferred to the Purchaser pursuant to Section 5(b)(II) hereof. Purchaser understands that in order to complete any such assignment, it needs to cause Holdings II or any other transferee of the Laclede Preferred Stock to execute and agree to be bound by the Registration Rights Agreement and to furnish a counterpart of such executed Registration Rights Agreement to Laclede and to comply with the other provisions of Section 11 of the Registration Rights Agreement.

            6. COVENANTS OF PURCHASER. (a) Each of BSC and Purchaser covenants and agrees with Ivaco that, so long as Ivaco or any of its Affiliates beneficially own in the aggregate at least 10% of the outstanding shares of Laclede Common Stock (with all Laclede Preferred Stock being deemed converted into Laclede Common Stock), (i) it will not acquire any shares of capital stock of Laclede (x) directly from Laclede or any Affiliate thereof (other than BSC, Purchaser or any of their subsidiaries) unless Ivaco is provided the right to purchase its pro rata percentage of such capital stock (based upon the Laclede Common Stock beneficially owned by Purchaser and Ivaco and their Affiliates) upon the same terms and conditions as applies to BSC or Purchaser's acquisition of such capital stock or (y) from any third party (including purchases on the securities markets on which the Laclede Common Stock is then traded) unless, at the time of such acquisition, Holdings I (or, if Holdings I no longer owns any Ivaco Laclede Shares, Ivaco or any Affiliate thereof then owning any Ivaco Laclede Shares) is given the right, exercisable within three (3) business days after written notice of such acquisition by BSC or Purchaser is received, to sell an equal number of shares of Laclede Common Stock to BSC or Purchaser at the same purchase price paid to such third party (or, if such purchase price was not paid in cash, the cash equivalent of such purchase price); it being understood that to the extent neither Holdings I, Ivaco nor any Affiliate beneficially owns any Laclede Common Stock, such right shall apply to any Laclede Preferred Stock beneficially owned by them as if such shares of Laclede Preferred Stock were converted into Laclede Common Stock and
(ii) it will not cause any directors elected to the Board of Directors of Laclede at its designation to take any action (or omit to take any action), and it will not exercise the Proxy or the Voting Agreement to take any action (or omit to take any action), that would discriminate against the interests of Ivaco as a stockholder of Laclede (it being understood that this provision does not apply to any action (or omission to take any action) that would have the same effect on all stockholders generally, including BSC and Purchaser); provided, however, the provisions of (i) above shall not be applicable on and after September 23, 2002 and the provisions of (ii) above shall not be applicable on and after the expiration of the Proxy and the Voting Agreement. Each of the parties hereto agree that any violation of the rights provided in this Section cannot be compensated for by damages and Ivaco shall share the right to obtain specific performance of such rights in any court of competent jurisdiction in the event of such violation thereof.

           (b) BSC and Purchaser covenants and agrees with Ivaco to pay to Ivaco any dividends on the Laclede Preferred Stock which BSC, Purchaser or any of their Affiliates may receive on or after the date hereof which relate to the period from the date of original issuance by Laclede of the Laclede Preferred Stock (I.E., July 30, 1996) until September 26, 1997 (the "Period"). For purposes of this Section 6(b), all dividends paid on the Laclede Preferred Stock shall be first applied to unpaid dividends with respect to the Period.

            7. (a) INDEMNIFICATION BY IVACO AND HOLDINGS I . Ivaco will indemnify and hold harmless BSC, Purchaser and their respective officers, directors and Affiliates from and against any and all claims, liabilities, losses, damages, costs and expenses, including reasonable counsel fees (collectively "Losses") arising out of or relating to any breach by Holdings I or Ivaco of any representation, warranty or covenant made by Holdings I or Ivaco in this Agreement.

            (b) INDEMNIFICATION BY THE PURCHASER. BSC and Purchaser will indemnify and hold harmless Holdings I , Ivaco and their respective officers, directors, managers and Affiliates from and against any Loss arising out of or related to any breach by BSC or Purchaser of any representation, warranty or covenant made by BSC or Purchaser in this Agreement.

            (c) PROCEDURE FOR INDEMNIFICATION. As soon as possible after receipt by an indemnified party hereunder of written notice of the commencement of any action or the presentation or other assertion of any claim with respect to which a claim for indemnification may be made pursuant to this Section 7, such indemnified party will, if a claim in respect thereof is to be made against an indemnified party, notify the indemnifying party in writing of the commencement thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may otherwise have to such indemnified party except to the extent the indemnifying party is prejudiced thereby. In case any such action shall be brought against any indemnified party, and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to the indemnified party under this Section 7 (c) for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof; PROVIDED that all of the indemnified parties as a group shall have the right to employ one separate counsel if, in their reasonable judgment, a conflict of interest between the indemnified parties and the indemnifying party exists in respect of such claim, and in that event the reasonable fees and expenses of such separate counsel shall be paid by the indemnifying party.

            8. MODIFICATION, ETC., This Agreement may not be waived, modified, discharged or terminated except by a written instrument duly executed by each party.

            9. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

            10. COOPERATION. From time to time, as and when reasonably requested by any party hereto, the other parties shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

            11. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to a contract executed and performed in such state without giving effect to the conflicts of laws principles thereof.

            12. INTERPRETATION. The descriptive headings of the several paragraphs and sections of this Agreement are inserted for convenient only and do not constitute a part of this Agreement. Words in the singular include the plural and vice versa; masculine pronouns include feminine and neuter versions thereof.

           13. COUNTERPARTS. This Agreement may be executed with counterpart signature pages or in two or more counterparts, each of which shall be deemed an original.

            14. NOTICES. Any notices, requests, waivers or other communications required or permitted under this Agreement shall be sufficiently given if in writing and shall be deemed to have been given or made (i) when delivered by hand, (ii) three business days after being deposited in the mail, by registered or certified mail, postage prepaid, return receipt requested, (iii) one business day after being deposited with an overnight courier service (guaranteeing next day delivery) or (ii) when sent by telecopy (confirmation of receipt received), in each case addressed as follows:

            If to Purchaser or BSC, to:   Birmingham Steel Corporation
                                          1000 Urban Center Drive
                                          Suite 300
                                          Birmingham, Alabama 35242
                                          Attn: William R. Lucas, Jr., Esq.
                                          Telecopy number: (205) 970-1353

            If to Holdings I or Ivaco to:

                                          c/o Ivaco, Inc.
                                          Place Mercantile
                                          770 Rue Sherbrooke Ouest
                                          Montreal (Quebec) Canada H3A 1G1

                                    Attn:  Guy-Paul Massicotte, Esq.
                                          Telecopy number: (514) 288-2669

            15. ENTIRE AGREEMENT. This Agreement, together with the Proxy, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings with respect to such subject matter, other than those set forth or referred to herein and therein. This Agreement, together with the Proxy, supersedes all prior agreements and understandings between the parties with respect to the subject matter covered hereby and thereby. Nothing herein shall constitute the parties to this Agreement partners for any purpose. No party shall take any action (including, without limitation, any declaration for federal, state or local income tax purposes) inconsistent with the foregoing.

            16. IVACO CONSENT TO JURISDICTION. The parties agree (i) that any suit, proceeding or action brought by BSC or Purchaser in the United States to enforce Ivaco's obligations under this Agreement (the "Ivaco Obligations") will be brought only in the United States District Court for the Northern District of Georgia, and (ii) to be bound by any judgment entered by such court in a legal proceeding to enforce the Ivaco Obligations, subject to all applicable rights of appeal. Ivaco irrevocably (a) submits to the exclusive personal jurisdiction of the United States District Court for the Northern District of Georgia in any legal proceeding to enforce the Ivaco Obligations; (b) waives any objection that it may now or hereafter have to venue in any such court in any legal proceeding to enforce the Ivaco Obligations, or that such court is an inconvenient forum to conduct such legal proceeding; and (c) agrees to service of process in any such legal proceeding to enforce the Ivaco Obligations, solely by certified mail, return receipt requested, postage prepaid, to Ivaco at its address for notice pursuant to Section 14, and in the manner specified hereunder; provided, however, that notwithstanding the foregoing and anything to the contrary set forth herein, BSC and Purchaser agree that neither the negotiation, nor the execution, nor the delivery nor the performance of this Agreement by Ivaco nor the limited consent to jurisdiction set forth in this Section 16 shall be interpreted as, and is not, a submission to the jurisdiction of any federal or state court in the United States by Ivaco for any purpose other than as expressly set forth in this Section 16.

            17. PUBLICITY. Ivaco and BSC and their respective Affiliates will consult with the other parties hereto with respect to any initial disclosure of the matters contemplated by this Agreement. The preceding sentence shall not apply to any disclosure required to be made by law or the regulations of any stock exchange(s) as reasonably determined by counsel to the party determining that such disclosure is required, except that such party, whenever practicable, shall be required to consult with the other parties concerning the timing and content of such disclosure before it is made. Until September 23, 2002, Ivaco and BSC and their respective Affiliates will provide the other parties with copies of all press releases relating to their holdings in Laclede, and copies of any Schedule 13D and amendments thereto filed by such party under the Exchange Act.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BIRMINGHAM STEEL CORPORATION              LCL Holdings I, LLC

By: /s/ William R. Lucas, Jr.            By: /s/ Jeffrey Bagner
   ------------------------------            ------------------------------
    Name:  William R. Lucas, Jr.              Jeffrey Bagner, its Manager
    Title: Executive Vice-President

Midwest Holdings, Inc.                    IVACO INC.

By: /s/ William R. Lucas, Jr.            By: /s/ Paul Ivanier
   ------------------------------            ------------------------------
     Name:  William R. Lucas, Jr.               Name: Paul Ivanier
     Title: Executive Vice-President            Title: President & CEO

                                                                     EXHIBIT A

                                 PROXY

      KNOW ALL MEN BY THESE PRESENT, that LCL Holdings I, LLC, a Delaware limited liability company (the "Grantor"), and the owner of 1,009,325 shares of common stock, par value $0.01 per share (the "Laclede Common Stock"), of Laclede Steel Company, a Delaware corporation ("Laclede"), and 183,333 shares of Series A Preferred Stock, no par value (the "Laclede Preferred Stock"), of Laclede, does hereby make, constitute and appoint Midwest Holdings, Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Birmingham Steel Corporation, a Delaware corporation ("Birmingham"), with full power of substitution, the true and lawful attorney and proxy of the Grantor for and in its name, place and stead to attend all meetings of the stockholders of Laclede, and to vote all of said 1,009,325 shares of Laclede Common Stock, any shares of Laclede Common Stock issued to it upon conversion of said 183,333 shares of the Laclede Preferred Stock and any other shares of Laclede Common Stock hereinafter acquired by Grantor (collectively, the "Shares") at any and all meetings of the stockholders of Laclede (or any adjournments thereof), or in any written consent solicitation or similar situation in which the voting rights associated with the Shares may be exercised, with respect to every matter upon which a vote is taken or consent solicited, except with respect to transactions or matters in which Birmingham or any of its Affiliates has a direct or indirect interest (other than its interest as a stockholder of Laclede generally). The term "Affiliates" shall have the meaning as set forth in the Securities Exchange Act of 1934, as amended (the "Exchange Act").

      The Grantor hereby affirms and agrees that this Proxy is given in connection with that certain Purchase Agreement by and among the Grantor, Ivaco Inc., a corporation organized under the laws of Canada, ("Ivaco"), Purchaser and Birmingham, dated as of September 26, 1997, relating to the purchase by Purchaser of all of outstanding equity interests in LCL Holdings II LLC, a Delaware limited liability company, and that this Proxy is coupled with an interest in Laclede and is irrevocable until its expiration as hereinafter provided, and hereby ratifies and confirms all that the said Proxy may lawfully do or cause to be done by virtue hereof.

      The Grantor further agrees to execute and deliver at any time any additional instruments necessary or convenient to evidence or effectuate the voting arrangements provided for in this Proxy.

      This Proxy has no fixed term (and, accordingly, for purposes of Section 215(b) of the Delaware General Corporation Law, this Proxy shall have a term greater than three years); PROVIDED, HOWEVER, that this Proxy shall expire and be of no further force and effect from and after such time as Birmingham, Purchaser and their Affiliates beneficially own in the aggregate a number of shares of Laclede Common Stock less than the lesser of (i) 1.3 million shares of Laclede Common Stock, (ii) the number of shares of Laclede Common Stock beneficially owned in the aggregate by Grantor, Ivaco and their Affiliates or (iii) if the U.S. generally accepted accounting principles ("GAAP") governing consolidated of subsidiaries is changed after the date hereof or if there is a revised interpretation by the Securities and Exchange Commission or otherwise applicable to BSC of existing U.S. GAAP governing consolidation of subsidiaries which, in either case, reduces the threshold number of shares of Laclede Common Stock that would require BSC to consolidate Laclede under GAAP, the maximum number of shares of Laclede Common Stock that could be beneficially owned by the Purchaser, BSC and their Affiliates in the aggregate that would not result in BSC being required to consolidate Laclede under GAAP. Notwithstanding the foregoing, this Proxy shall not apply to transactions or matters in which BSC or any of its Affiliates has a direct or indirect interest (other than its interest as a stockholder of Laclede generally). For purposes of this Proxy, (i) in computing beneficial ownership any shares of Laclede Preferred Stock beneficially owned by any person shall be deemed to be converted into Laclede Common Stock and (ii) beneficial ownership shall be determined in accordance with the provisions of Rule 13d-3 promulgated under the Exchange Act.

      This Proxy shall not limit the Grantor's ability to transfer or sell any Shares, it being understood that after any such transfer or sale, this Proxy shall be valid only with respect to the remaining Shares then owned by the Grantor.

      IN WITNESS WHEREOF, the Grantor has caused this Proxy to be executed by its duly authorized representative this 26th day of September, 1997.

                                  LCL Holdings I, LLC

                                  By: /s/ Jeffrey Bagner
                                     ------------------------------
                                      Jeffrey Bagner, its Manager